Condensed Interim Consolidated Financial Statements March 31, 2011 (unaudited)

Notice of No Auditor Review of Condensed Interim Consolidated Financial Statements

In accordance with National Instrument 51-102 released by the Canadian
Securities Administrators, the Company discloses that its auditors have not reviewed these unaudited condensed interim condensed consolidated financial statements as at and for the three months ended March 31, 2011 and 2010.

GENOIL INC. Condensed Interim Consolidated Statement of Financial Position (Unaudited) (amounts in Canadian dollars)

	March 31	December 31	January 1
	2011	2010	2010

ASSETS		(Note 19)	(Note 19)
CURRENT
Cash and cash equivalents	$ 259,149	$ 125,430	$ 9,140
Trade and other receivables	8,671	12,009	14,304
Prepaid expenses and deposits	124,946	183,790	275,479
Due from related parties (Note 4)	25,789	31,400	-
	418,555	352,629	298,923

PROPERTY AND EQUIPMENT (Note 5)	1,681,664	1,719,227	1,948,770
INTANGIBLE ASSETS (Note 6)	3,346,991	3,388,790	1,883,560
	5,028,655	5,108,017	3,832,330

	$ 5,447,210	$ 5,460,646	$ 4,131,253
LIABILITIES
CURRENT
Trade and other payables	$ 849,215	$ 931,097	$ 894,549
Due to related parties (Note 4)	-	-	172,124
Convertible notes – current portion (Note 9)	1,650,310	1,595,724	1,379,275
Due to investors	-	-	168,289
Promissory notes (Note 8)	52,687	51,662	-
	2,552,212	2,578,483	2,614,237
CONVERTIBLE NOTES (Note 9)	200,524	194,683	173,823
	2,752,736	2,773,166	2,788,060

SHAREHOLDERS’ EQUITY
Share capital (Note 10)	55,975,139	55,267,218	52,207,086
Contributed surplus (Note 14)	20,723,145	19,959,854	16,146,998
Cumulative translation adjustment (Note 19)	30,111	19,323	-
Accumulated deficit	(74,033,921)	(72,558,915)	(67,010,891)

	2,694,474	2,687,480	1,343,193

	$ 5,447,210	$ 5,460,646	$ 4,131,253

Going concern (Note 2)
Commitments (Note 16)
Contingencies (Note 17)
Subsequent events (Note 18)

See accompanying notes to condensed interim consolidated financial statements.

GENOIL INC. Condensed Interim Consolidated Statements of Loss and Comprehensive Loss Three months ended March 31 (Unaudited) (amounts in Canadian dollars)

	2011	2010

		(Note 19)
OPERATING EXPENSES
Administrative	$ 482,930	$ 440,983
Stock-based compensation	821,905	1,096,928
Depreciation	112,855	118,205
Development expenses	6,510	9,049

LOSS FROM OPERATIONS	1,424,200	1,665,165

FINANCE EXPENSE (Note15)	50,806	78,325

NET LOSS AND COMPREHENSIVE LOSS	$ 1,475,006	$ 1,743,490

Loss per share (Note 13)	$ (0.01)	$ (0.01)

See accompanying notes to condensed interim consolidated financial statements.

GENOIL INC. Condensed Interim Consolidated Statement of Changes in Shareholders’ Equity Three months ended March 31 (Unaudited) (amounts in Canadian dollars)

			Cumulative
		Contributed	Translation
	Share Capital	Surplus	Adjustment	Deficit	Total Equity

Balance, January 1, 2010 (Note 19)	$ 52,207,086	$ 16,146,998	$ -	$ (67,010,891)	$ 1,343,193
Issue of common shares	324,966	683,191	-	-	1,008,157
Stock based compensation	-	1,096,928	-	-	1,096,928
Cumulative translation adjustment	-	-	9,803	-	9,803
Loss for the period	-	-	-	(1,743,490)	(1,743,490)

Balance, March 31, 2010	$ 52,532,052	$ 17,927,117	$ 9,803	$ (68,754,381)	$ 1,714,591

Balance, January 1, 2011	$ 55,267,218	$ 19,959,854	$ 19,323	$ (72,558,915)	$ 2,687,480
Issue of common shares	707,921	(58,614)	-	-	649,307
Stock based compensation	-	821,905	-	-	821,905
Cumulative translation adjustment	-	-	10,788	-	10,788
Loss for the period	-	-	-	(1,475,006)	(1,475,006)

Balance, March 31, 2011	$ 55,975,139	$ 20,723,145	$ 30,111	$ (74,033,921)	$ 2,694,474

See accompanying notes to condensed interim consolidated financial statements.

GENOIL INC. Condensed Interim Consolidated Statement of Cash Flows Three months ended March 31 (Unaudited) (amounts in Canadian dollars)

	2011	2010

		(Note 19)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (1,475,006)	$ (1,743,490)
Adjustments for:
Stock based compensation	821,905	1,096,928
Depreciation	112,855	118,205
Finance expense	61,452	60,134

	(478,794)	(468,223)

Changes in non-cash working capital
Receivables	3,338	6,696
Prepaid expenses and deposits	58,844	14,864
Accounts payable and accrued liabilities	(81,882)	(87,002)

	(19,700)	(65,442)

Cash flows used by operating activities	(498,494)	(533,665)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(33,492)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Related party proceeds (repayments)	5,611	(10,516)
Repayment of amount due to investor	-	(168,289)
Issuance of common shares	649,306	807,321

	654,917	628,516

INCREASE IN CASH	122,931	94,851
Cash and equivalents, beginning of period	125,430	9,140
Translation adjustment	10,788	9,803

CASH AND EQUIVALENTS, END OF PERIOD	$ 259,149	$ 113,794

See accompanying notes to condensed interim consolidated financial statements.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

1. GENERAL INFORMATION

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act in September 1996. The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialization of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB. The Company’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

2. BASIS OF PREPARATION

(a) Statement of compliance

These condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). These consolidated condensed interim financial statements were authorized for issue by the Board of Directors on June 29, 2011.

(b) Basis of presentation

The preparation of condensed interim consolidated financial statements in conformity with International Accounting Standard (“IAS”) 34 Interim Financial Reporting requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. Actual results may differ from these estimates. These condensed interim consolidated financial statements include all of the information required for first-time adoption of IFRS.

The preparation of these condensed interim consolidated financial statements resulted in changes to the accounting policies as compared with the most recent annual consolidated financial statements prepared under Canadian Generally Accepted Accounting Principles (“GAAP”). These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited December 31, 2010 consolidated financial statements prepared in accordance with GAAP.

The accounting policies set out in Note 3 have been applied consistently to all periods presented in these condensed interim consolidated financial statements. They also have been applied in preparing an opening IFRS consolidated statement of financial position at January 1, 2010 for the purposes of the transition to IFRS, as required by IFRS 1 First Time Adoption of International Financial Reporting Standards (“IFRS 1”). The impact of the transition from GAAP to IFRS is explained in Note 19.

(c) Basis of measurement

The condensed interim consolidated financial statements have been prepared on the historical cost basis. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(d) Going concern

These condensed interim consolidated financial statements have been prepared on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future. During the three months ended March 31, 2011, the Company incurred a loss of $1,475,006 (three months ended March 31, 2010 – $1,743,490) and has a working capital deficiency of $2,133,657 (December 31, 2010 – $2,225,854).

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercializing its technologies, and obtaining the necessary financing in order to develop these technologies further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The failure of the Company to achieve one or all of the above items may have a material adverse impact on the Company's financial position, results of operations and cash flows.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During the period the Company secured equity financing of $646,306, net of issue costs.

These condensed interim consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(e) Functional and presentation currency

These condensed interim consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency and presentation currency.

The financial statements of subsidiaries that have a functional currency different from that of Company (“foreign operations”) are translated into Canadian dollars as follows:

  Assets and liabilities – at the closing rate at the date of the statement of financial position;
  Income and expenses – at the average rate of the period which is considered a reasonable approximation to actual rates; and
  All resulting changes are recognized in other comprehensive income as cumulative translation adjustments.

When the Company disposes of its entire interest in a foreign operation, or loses control, joint control, or significant influence over a foreign operation, the foreign currency gains or losses accumulated in other comprehensive income related to the foreign operation are recognized in profit or loss. If the Company disposes of part of an interest in a foreign operation which remains

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 a subsidiary, a proportionate amount of foreign currency gains or losses accumulated in other comprehensive income related to the subsidiary is reallocated between controlling and non-controlling interests.

(f) Use of estimates and judgments

The preparation of condensed interim consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

In the process of applying the Company’s accounting policies, management has made the following judgments, apart from those involving estimates, which may have the most significant effect on the amounts recognized in the consolidated financial statements.

(i) Depreciation

Depreciation expense is an estimate designed to apportion the value of depreciable assets over their estimated useful lives. The Company estimates the useful life of its property and equipment and intangible assets based on past experience, industry practices and the market for these assets. Differences between the actual useful lives of these assets and estimates can materially affect future results and depreciation expense.

(ii) Impairment indicators and calculation of impairment

At the end of each reporting period, the Company assesses whether there is an indication that the carrying values of property and equipment and intangible assets are not recoverable or impaired. Such circumstances include incidents of physical damage and changes in the regulatory and/or operating environment. When management judges that circumstances clearly indicate impairment, property, plant and equipment are tested for impairment by comparing the carrying values to their recoverable amounts. The recoverable amounts of cash generating units (“CGU”) are the higher of fair value less costs to sell (“FVLCS”) and value in use (“VIU”). FVLCS is the amount obtainable from the sale of an asset or CGU in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal. The determination of VIU requires the estimation and discounting of cash flows which involves key assumptions that consider all information available on the respective testing date. Management exercises judgment, considering past and actual performances as well as expected developments in the respective markets and in the overall macro-economic environment and economic trends to model and discount future cash flows.

(iii) Share-based payments

The fair value of employee stock options is measured using the Black-Scholes option pricing model. Measurement inputs include share price on measurement date, exercise

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 price of the instrument, expected forfeitures, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behaviour), expected dividends, and the risk-free interest rate (based on government bonds).

(iv) Income taxes

The Company recognizes deferred income tax assets to the extent that it is probable that taxable profit will be available to allow the benefit of that deferred income tax asset to be utilized. Assessing the recoverability of deferred income tax assets requires the Company to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred income tax assets recorded at the reporting date could be impacted. Additionally, future changes in tax laws in the jurisdictions in which the Company operates could limit the ability of the Company to obtain tax deductions in future periods.

(v) Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events.

3. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these condensed interim consolidated financial statements and in preparing the opening IFRS statement of financial position at January 1, 2010 for the purposes of the transition to IFRS, unless otherwise indicated.

(a) Basis of Consolidation:

The condensed interim consolidated financial statements incorporate the condensed financial statements of the company and entities controlled by the company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

The Company has the following subsidiaries:

  Genoil USA, incorporated in Delaware, United States, which is a wholly-owned subsidiary of the Company.
  Genoil Emirates LLC (the “Emirates LLC”), incorporated in the United Arab Emirates, which will focus upon the fields of oil and water processing and treatment in the United Arab Emirates. The Emirates LLC is jointly-owned by S.B.K. Commercial Business Group LLC and the Company. Costs related to the establishment of the LLC have been capitalized and included in intangible assets. These costs will be amortized over the expected life of the joint arrangement or sooner if their recovery is uncertain. As at March 31, 2011, the Emirates LLC had not yet commenced operations and holds no assets.
  Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly-owned subsidiary of the Company.

The financial results of the Company’s subsidiaries are included in the condensed interim consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by the Company.

All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

(b) Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Generally, foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation‘s functional currency are recognized in the statement of income.

(c)	Financial instruments

	(i)	Non-derivative financial instruments:

Non-derivative financial instruments comprise cash and cash equivalents, trade and other receivables, deposits, due from related parties, trade and other payables, due to related parties, due to investors, promissory notes and convertible notes. Non-derivative financial instruments are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as described below: Financial assets at fair value through profit or loss An instrument is classified at fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. Financial instruments are designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s risk management or investment strategy. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognized in

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 profit or loss. The Company has classified cash and cash equivalents as fair value through profit or loss.

Compound Instruments:

Compound instruments, such as convertible notes, are separated into their liability and equity components using the effective interest method. The liability component accretes up to the principal balance at maturity. The equity component will be reclassified to share capital upon conversion. Any balance in equity that remains after the settlement of the liability is transferred to contributed surplus. The equity portion is recognized net of deferred income taxes and deferred issue costs.

Other

Other non-derivative financial instruments, such as trade and other receivables, deposits, due from related parties, trade and other payables, due to related parties, due to investors and promissory notes are measured at amortized cost using the effective interest method, less any impairment losses. Due to the short-term nature of these other non-derivative financial, their carrying values approximate fair value.

(ii)	Derivative financial instruments:

The Company has not entered into any financial derivative contracts.

(iii)	Share capital:

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(d) Cash and cash equivalents

Cash includes cash on hand and cash at banks. Cash equivalents include short term deposits held in money market funds with maturities, at inception, of less than three months and that are not subject to any risk of change in value.

(e) Property and equipment

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost is determined as the expenditure directly attributable to the asset at acquisition, only when it is probable that future economic benefits will flow to the Company and the cost can be reliably measured. When an asset is disposed of, its carrying cost is derecognized. All repairs and maintenance costs are charged to the condensed interim consolidated statement of loss during the financial period in which they are incurred. Depreciation over the estimated useful life of assets is provided on the following bases and annual rates:

Type	Method	Rate
Office Equipment	Straight line	5 years
Upgrader	Straight line	15 years

The Company allocates the amount initially recognized in respect of an item of property and equipment to its significant components and depreciates separately each such component,

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 where applicable. The estimated residual value and useful lives of the property and equipment are reviewed at the end of each reporting period and adjusted if required.

The gains or losses on disposal of an item of property or equipment is determined by comparing the proceeds from disposal with the carrying amount of the property and equipment and are included as part of other gains and losses in the statement of loss.

(f) Intangible assets

Intangible assets acquired outside business combinations are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated depreciation and any accumulated impairment losses.

Internally generated intangible assets are not capitalized and the expenditure is reflected in the consolidated statement of loss in the period in which the expenditure is incurred.

Intangible assets resulting from an acquisition are recorded at fair value. Fair value is estimated by management based on the expected discounted future cash flows associated with the intangible asset. Intangible assets with a finite life are amortized over the estimated useful life and intangible assets with an indefinite life are not subject to depreciation and are tested for impairment annually. Any impairment is identified by comparing the fair value of the indefinite life intangible asset to its carrying value. Any excess of the carrying value of the intangible asset over the implied fair value is the impairment amount and will be charged to profit in the period of the impairment.

Patents and technology rights are recorded at cost and are amortized at 10% on a declining-balance basis over their estimated useful life (5 to10 years). Pending patent costs are not amortized until patents are registered.

(g)	Impairment of assets

(i) Financial assets

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the original effective interest rate.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in the consolidated statement of operations.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost the reversal is recognized in the consolidated statement of operations.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(ii) Non-financial and intangible assets

The carrying amount of the Company’s property and equipment and intangible assets with a finite useful life are assessed for impairment indicators at each reporting date to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the assets is estimated in order to determine the extent of the impairment loss, if any.

An impairment loss is recognized for the amount by which the assets carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's or group of assets’ estimated fair value less cost to sell and its value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which these are separately identifiable independent cash inflows (a cash generating unit or "CGU")

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but limited to the carrying that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in the condensed interim consolidated statement of loss.

Assets that have an indefinite useful life and goodwill are not subject to depreciation and are tested for impairment on an annual basis and when there is an indication of potential impairment. Impairment of goodwill is not reversed.

(h) Provisions

Provisions are recognized when the Company has a present obligation as a result of a past event that can be estimated with reasonable certainty and are measured at the amount that Company would rationally pay to be relieved of the present obligation. To the extent provisions are estimated using a present value technique, such amounts are determined discounting the expected future cash flows at a risk-free pre-tax rate and adjusting the liability for the risks specific to the liability.

(i) Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized the statement of loss except to the extent that it relates to items recognized directly in equity, which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition assets or liabilities in a transaction that is not a business combination. In addition, deferred is not recognized for taxable temporary differences arising on the initial recognition of goodwill

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(j) Finance income and expenses

Finance expense encompass interest expense on financial liabilities, accretion expense on debt issuance costs, and impairment losses recognized on financial assets which are recognized in the period in which they are incurred.

Foreign currency gains and losses, reported under finance income and expenses, are reported on a net basis.

Interest income is recognized as it accrues in the consolidated statement of operations.

(k) Share-based payment transactions

The Company grants options to purchase common shares to employees and directors under its stock option plan. Share-based payments to these individuals are measured at the fair value of the options issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(l) Per share amounts

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options and warrants. The calculation assumes the proceeds on exercise of options are used to repurchase shares at the current market price.

(m) Segment reporting

The Company specializes in two technologies: proprietary upgrader technology for use in the oil industry and technology in oil and water separation systems. Substantially all of the Company's operations and assets are in Canada and are focused on development and commercialization of

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 both technologies, which are currently considered one industry and reportable operating segment.

(n) New standards and interpretations adopted

March 31, 2011 is the Company's first reporting period under IFRS. Accounting standards effective for periods beginning on or after January 1, 2011 have been adopted as part of the transition to IFRS.

(o) New standards and interpretations not yet adopted:

As of January 1, 2013, the Company will be required to adopt IFRS 9, “Financial Instruments”, as the first phase of the IASB’s project to replace IAS 39, “Financial Instruments: Recognition and Measurement”. The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. The adoption of this standard should not have a material impact on the Company’s financial statements.

In May 2011, the IASB issued the following standards which have not yet been adopted by the Company: IFRS 10 Consolidated Financial Statements (IFRS 10), IFRS 11 Joint Arrangements (IFRS 11), IFRS 12 Disclosure of Interests in Other Entities (IFRS 12), IAS 27 Separate Financial Statements (IAS 27), IFRS 13 Fair Value Measurement (IFRS 13) and amended IAS 28 Investments in Associates and Joint Ventures (IAS 28). Each of the new standards is effective for annual periods beginning on or after January 1, 2013 with early adoption permitted. The Company has not yet begun the process of assessing the impact that the new and amended standards will have on its financial statements or whether to early adopt any of the new requirements.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

4. RELATED PARTY TRANSACTIONS
	March 31	December 31	January 1
	2011	2010	2010

Due from (to) related parties	$ 25,789	$ 31,400	$ (172,124)

Funds were advanced to the Company in 2009 from officers and companies controlled by officers totaling $172,124. These loans were repaid through the private placement that was conducted in February 2010.

In 2010, an advance of $31,400 was made to an officer of the Company. This loan is non-interest bearing with no set terms of repayment. During the three months ended March 31, 2011, the Company received $5,611 of repayments resulting in a balance of $25,789 outstanding as at March 31, 2011, which approximates fair value.

Included in administrative expenses for the three months ended March 31, 2011 are consulting fees of $27,500 (three months ended March 31, 2010 – $nil) paid to companies controlled by officers of the Company.

Key management compensation is comprised of the following:

Three months ended March 31 2011 2010

Salaries and wages	$ 24,500	$ 24,500
Short-term employee benefits	772	931
Share-based payments (1)	–	–

	$ 25,272	$ 25,431

(1) Represents stock-based compensation expense associated with options granted to key management as recognized in the condensed interim consolidated statement of loss.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

5. PROPERTY AND EQUIPMENT
	Land	Office
	(Note 7)	equipment	Upgrader	Total

Cost or deemed cost
As at January 1, 2010	$ –	$ 258,757	$ 4,153,455	$ 4,412,212
Additions	54,060	4,423	–	58,483

As at December 31, 2010	54,060	263,180	4,153,455	4,470,695
Additions	–	3,492	30,000	33,492

As at March 31, 2011	$ 54,060	$ 266,672	$ 4,183,455	$ 4,504,187

Accumulated depreciation
As at January 1, 2010	$ –	$ 240,096	$ 2,223,346	$ 2,463,442
Depreciation	–	11,128	276,898	288,026

As at December 31, 2010	–	251,224	2,500,244	2,751,468
Depreciation	–	1,331	69,724	71,055

As at March 31, 2011	$ –	$ 252,555	$ 2,569,968	$ 2,822,523

Net book value
As at January 1, 2010	$ –	$ 18,661	$ 1,930,109	$ 1,948,770
As at December 31, 2010	$ 54,060	$ 11,956	$ 1,653,211	$ 1,719,227
As at March 31, 2011	$ 54,060	$ 14,117	$ 1,613,487	$ 1,681,664

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

6. INTANGIBLE ASSETS
			Mineral	Emirates
	Technology		Rights	LLC
	Rights	Patents	(Note 7)	(Note 3(a))	Total

Cost or deemed cost
As at January 1, 2010	$ 3,833,437	$ 856,649	$ –	$ –	$ 4,690,086
Additions	–	–	1,628,685	64,901	1,693,856

As at December 31, 2010	3,833,437	856,649	1,628,685	64,901	6,383,672
Additions	–	–	–	–	–

As at March 31, 2011	$ 3,833,437	$ 856,649	$ 1,628,685	$ 64,901	$ 6,383,672

Accumulated depreciation
As at January 1, 2010	$ 2,298,175	$ 508,351	$ –	$ –	$ 2,806,526
Depreciation	153,526	34,830	–	–	188,356

As at December 31, 2010	2,451,701	543,181	–	–	2,994,882
Depreciation	34,070	7,729	–	–	41,799

As at March 31, 2011	$ 2,485,771	$ 550,910	$ –	$ –	$ 3,036,681

Net book value
As at January 1, 2010	$ 1,535,262	$ 348,298	$ –	$ –	$ 1,883,560
As at December 31, 2010	$ 1,381,736	$ 313,468	$ 1,628,685	$ 64,901	$ 3,388,790
As at March 31, 2011	$ 1,347,666	$ 305,739	$ 1,628,685	$ 64,901	$ 3,346,991

7. ACQUISITION OF TWO HILLS ENVIRONMENTAL INC.

In December 2010, the Company acquired 100% of the issued and outstanding common shares of Two Hills Environmental Inc. (“Two Hills”). This acquisition conveys to the Company surface title to 147 acres of land, together with certain subsurface mineral rights contained within 2,500 adjacent acres and access to 388,550 cubic meters of water to be derived yearly from the North Saskatchewan River.

The Company paid a cash deposit of $100,000, issued 2,750,000 common shares of the Company to the former shareholder of Two Hills and 2,500,000 common shares of the Company to a debtor the Company plus a total of 250,000 share purchase warrants at a deemed price of C$0.295 for both common shares and share purchase warrants. A total of 5,000,000 shares of the Company were issued in December 2010. $73,750 was included in trade and other payables at December 31, 2010 representing the value of the remaining 250,000 shares issued in January 2011.

The $1,682,475 purchase price was arrived at through an arm's length negotiation process with the shareholder of Two Hills from whom such shares were purchased, of which $54,060 was allocated to land (Note 5) and $1,628,685 was allocated to mineral rights (Note 6).

Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base. The asset base comprises a site under which three very large salt caverns have been formed in the Lotsberg Formation beneath the earth's surface. Such

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

8. PROMISSORY NOTES

In October 2010, the Company issued promissory notes in the amount of $50,700. The promissory notes are unsecured and bear interest at 8% per annum. The principal amount and accrued interest is due on April 6, 2011. As at March 31, 2011, the reported amount of promissory notes includes $1,987 of accrued interest (December 31, 2010 – $962).

The promissory notes and accrued interest were repaid in April 2011.

9. CONVERTIBLE NOTES
	Series A	Series E	Total

Gross amount received	$ 5,638,220	$ 1,227,356	$ 6,865,576
Value of warrants and conversion option	(3,822,864)	(166,216)	(3,989,080)

Fair value of repayment obligation	$ 1,815,356	$ 1,061,140	$ 2,876,496

Balance, January 1, 2010	$ 173,823	$ 1,379,275	$ 1,553,098
Accretion	20,860	45,030	65,890
Interest accrued	–	171,419	171,419

Balance, December 31, 2010	$ 194,683	$ 1,595,724	$ 1,790,407
Accretion	5,841	7,593	13,434
Interest accrued	–	46,993	46,993

March 31, 2011	$ 200,524	$ 1,650,310	$ 1,850,834

Series A

On December 23, 2004, the Company issued $5,638,220 of non-interest bearing convertible notes. These convertible notes are due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

During 2007, notes with a face value of $132,679 were converted into common shares of the company at a price of $0.44 per share and 301,543 shares were issued.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

During November 2007, at the request of a large note holder, notes with a face value of $4,902,800 were converted into 2,785,681 preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - the same number the convertible notes would have been convertible to. The preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This value was allocated between long term debt and equity using the same basis as at the original issue of the notes. The fair value of the debt portion was calculated by discounting the face value at 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 being recorded, while contributed surplus was reduced by $4,432,786. Had the Company used a market rate of 18%, a gain of $94,312 would have been recorded.

Series E

On October 6, 2008, series E notes, with a face value of $1,227,356, were issued to replace the series D notes plus accrued interest that matured on that date. About 90% of the amount is due to companies controlled by the Chairman and CEO. The notes have a term of one year, carry interest at 12% p.a., accrued semi-annually, and are convertible into common shares of the Company at $0.27 per share at the option of the holder. The note holders also received 1,136,442 warrants to purchase the same number of common shares of the Company at $0.41 per share.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 28%, was estimated to be $1,061,140 on the date the agreement was signed. A total of $32,275, was allocated to the fair value of the warrants and $133,941 was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 127%; risk-free rate of 2.93%; and expected life of 1 year.

At October 6, 2009, the notes were extended for another year. The extension was considered a modification of the debt and the fair value ($49,798) of the warrant extension was recorded as a reduction to the note payable. The debt discount is to be accreted over the term of the debt.

The notes were again renewed at October 6, 2010 for another year. This extension was considered a modification of the debt and the $30,455 fair value of the warrant extension was recorded as a reduction to the note payable and is to be accreted over the term of the debt. $22,841 was credited to contributed surplus for the fair value of the extension net of $7,614 of deferred taxes.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

10. SHARE CAPITAL

(a) Authorized

Unlimited number of common shares without par value

10,000,000 Class A Preferred shares, issuable in series, none of which are outstanding

(b) Issued and outstanding common shares

	Number	Amount

Balance, January 1, 2010	276,673,669	$ 52,207,086

Private placements (i)	13,559,228	298,623
Shares issued for debt (ii)	3,647,139	724,575
Acquisition of Two Hills Environmental (iii)	5,000,000	1,475,000
Exercise of warrants (iv)	1,328,893	379,093
Exercise of options (v)	936,500	224,686
Share issue expenses	–	(41,845)

Balance, December 31, 2010	301,145,429	$ 55,267,218

Private placement (vi)	1,500,000	182,896
Acquisition of Two Hills Environmental (iii)	250,000	73,750
Exercise of warrants (vii)	1,553,846	431,299
Exercise of options (viii)	100,000	23,992
Share issue expenses	–	(4,016)

Balance, March 31, 2011	304,549,275	$ 55,975,139

(i)	In February 2010, the Company raised US$762,900 through a private placement, issuing 5,866,920 common shares at US$0.13 and 5,866,920 warrants with an exercise price of US$0.20 and a two-year term. C$128,426 of the proceeds was allocated to share capital and C$678,895 was attributed to the warrants and credited to contributed surplus. The value attributed to the warrants was calculated using the Black-Scholes pricing model with expected volatility of 121%, a risk-free rate of 1.21% and a dividend yield of nil over their expected life of 2 years.

In June 2010, the Company completed a private placement for US$1,000,000 at US$0.13 per common share, issuing 7,692,308 common shares with an attached warrant exercisable at US$0.18 with a two-year term. Proceeds of C$170,198 were allocated to share capital and C$858,903 was attributed to warrants and credited to contributed surplus. The value attributed to the warrants was calculated using the Black-Scholes pricing model with expected volatility of 123%, risk-free rate of 1.44% and dividend yield of nil over their expected life of 2 years.

(ii)	The Company also completed two shares-for-debt transactions in February 2010. One transaction issued 1,308,486 common shares at US$0.13 with no warrants, and the other transaction issued 149,258 common shares at US$0.13 and 37,314 non- transferable share purchase warrants with an exercise price of US$0.20. C$196,540

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 was allocated to share capital and C$4,296 attributed to the warrants, which was credited to contributed surplus, was calculated using the Black-Scholes model with expected volatility of 121%, risk free rate of 1.21% and dividend yield of nil over the expected life of 2 years.

On May 13, 2010 Genoil Inc. announced that it proposed to issue 810,279 common shares at a deemed price of $0.09 per share to conclude a definitive shares for debt settlement agreement with related parties for unpaid salaries; the transaction was completed in June 2010. The total amount of indebtedness settled in this regard is $72,925.

The Company completed a shares-for-debt transaction in December 2010 issuing 1,379,116 common shares at C$0.33 with no warrants and allocating C$455,110 to share capital.

(iii)	Consideration for the Two Hills acquisition (Note 7) included 5,250,000 common shares and 250,000 share purchase warrants at a deemed price of C$0.295 for both common shares and share purchase warrants, of which 5,000,000 common shares were issued in 2010 with a total of $1,475,000 allocated to share capital and 250,000 common shares were issued in 2011 for $73,750 allocated to share capital. C$33,995 attributed to the warrants, which was credited to contributed surplus in 2010, was calculated using the Black-Scholes model with expected volatility of 125%, risk free rate of 1.7% and dividend yield of nil over the expected life of one year.

(iv)	During 2010, the Company issued 1,328,893 common shares on the exercise of the same number of warrants for cash proceeds of $265,136 and a pro-rata portion of fair value of $113,957 reclassified from contributed surplus.

(v)	During 2010, the Company issued 936,500 common shares on the exercise of the same number of stock options for cash proceeds of $131,110 and a pro-rata portion of fair value of $93,576 reclassified from contributed surplus.

(vi)	In March 2011, the Company completed a private placement for US$300,000 at US$0.20 per common share, issuing 1,500,000 common shares with an attached warrant exercisable at US$0.20 with a two-year term. Proceeds of C$182,896 were allocated to share capital and C$108,494 was attributed to warrants and credited to contributed surplus. The value attributed to the warrants was calculated using the Black-Scholes pricing model with expected volatility of 108%, risk-free rate of 1.69% and dividend yield of nil over their expected life of 2 years.

(vii)	During the three months ended March 31, 2011, the Company issued 1,553,846 common shares on the exercise of the same number of warrants for cash proceeds of $274,013 and a pro-rata portion of fair value of $157,116 reclassified from contributed surplus.

(viii)	During the three months ended March 31, 2011, the Company issued 100,000 common shares on the exercise of the same number of stock options for cash proceeds of $14,000 and a pro-rata portion of fair value of $9,991 reclassified from contributed surplus.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

11. SHARE-BASED PAYMENTS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 56,799,667. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

A continuity of stock options is as follows:

	Number of	Weighted-Average
	Options	Exercise Price

Balance, January 1, 2010	43,730,000	$0.35
Granted	19,199,667	0.18
Exercised	(936,500)	(0.14)
Expired	(6,130,000)	(0.75)

Balance, December 31, 2010	55,863,167	0.25
Granted	5,915,333	0.20
Exercised	(100,000)	(0.14)
Expired	(6,100,000)	(0.45)

Balance, March 31, 2011	55,578,500	0.23

The following is a summary of options outstanding and exercisable as at March 31, 2011:

	Outstanding			Exercisable

			Weighted			Weighted
	Number of	Remaining	Average		Remaining	Average
	Options	Contractual	Exercise	Number of	Contractual	Exercise
Range	Outstanding	Life	Price	Options Vested	Life	Price

$0.00 to $0.39	50,528,500	3.52	0.19	50,461,832	3.52	0.19
$0.40 to $0.79	4,950,000	1.67	0.68	4,950,000	1.67	0.68
$1.60 to $2.00	100,000	0.09	1.65	100,000	0.09	1.65

	55,578,500	3.35	0.23	55,511,832	3.35	0.23

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

The fair value of stock options granted during the three months ended March 31, 2011 and the year ended December 31, 2010 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2011	2010

Volatility	114% - 115%	106% - 108%
Expected life	4.6 – 4.8 years	1.8 – 4.9 years
Risk-free rate	1.84% - 2.31%	1.35% - 2.22%
Dividend yield	nil	nil
Forfeiture rate	8 – 20%	8 – 20%

12. WARRANTS

A summary of the changes in share purchase warrants outstanding and exercisable at the end of the period is as follows:

C$ Warrants
	Number of	Weighted-Average
	C$ Warrants	Exercise Price

Balance, January 1, 2010	1,136,442	$0.41
Issued	1,386,442	0.39
Expired	(1,136,442)	(0.41)

Balance, December 31, 2010
and March 31, 2011	1,386,442	$0.39

US $ Warrants
	Number of	Weighted-Average
	US$ Warrants	Exercise Price

Balance, January 1, 2010	16,855,697	$0.26
Issued	13,596,542	0.19
Exercised	(1,328,893)	(0.20)
Expired	(4,071,372)	(0.44)

Balance, December 31, 2010	25,051,974	0.20
Issued	1,500,000	0.20
Exercised	(1,553,846)	(0.18)

Balance, March 31, 2011	24,988,128	0.20

The following is a summary of the total of C$ and US$ warrants outstanding and exercisable as at March 31, 2011:

		Remaining
	Total Number	Contractual Life
Range of Exercise Prices	of Warrants	(Years)

$0.000 to $0.390	25,153,432	0.80
$0.400 to $0.790	1,136,442	0.52
$0.800 to $1.190	94,696	1.93

	26,384,570	0.80

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

13. PER SHARE AMOUNTS

Basic net loss per share is calculated as follows:

	Three months ended
	March 31
	2011	2010

Loss for the period	$ (1,475,006)	$ (1,743,490)

Weighted average number of shares – basic:
Common shares issued as at January 1	301,145,429	276,673,669
Effect of shares issued during the period	339,347	1,016,217

	301,484,776	277,689,886

Loss per share – basic:	$ (0.01)	$ (0.01)

The effect of warrants and options is anti-dilutive in loss periods.

14. CONTRIBUTED SURPLUS

Balance, January 1, 2010	$ 16,146,998
Stock-based compensation	2,451,915
Options exercised	(93,576)
Warrants issued	1,545,633
Equity portion of convertible notes, net of $7,614 tax	22,841
Warrants exercised	(113,957)

Balance, December 31, 2010	$ 19,959,854
Stock-based compensation	821,905
Options exercised	(9,992)
Warrants issued	108,494
Warrants exercised	(157,116)

Balance, March 31, 2011	$ 20,723,145

15. FINANCE EXPENSE
	Three months ended
	March 31
	2011	2010

Interest on convertible notes	$ 28,512	$ 43,823
Interest on promissory notes	1,025	–
Accretion of convertible notes	13,434	17,630
Foreign exchange loss	7,835	16,872

	$ 50,806	$ 78,325

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

16. COMMITMENTS

The Company has entered into lease agreements which require minimum lease payments summarized below.

Pursuant to the Shareholders Agreement pertinent to the formation of Genoil Emirates LLC, the Company may be required to contribute an annual amount of approximately $150,000 to cover third party charges relative to this company.

Contractual obligation repayment schedule:

2011	$ 246,455
2012	181,200
2013	150,000
2014	150,000
2015	150,000

17. CONTINGENCIES

The Company is involved in legal claims associated with the normal course of operations. Management believes they have made adequate provision for such legal claims.

18. SUBSEQUENT EVENTS

In April 2011, the Company completed a private placement for US$10,000 at US$0.20 per common share, issuing 500,000 common shares with an attached warrant exercisable at US$0.20 with a two-year term.

In April 2011, the Company proposed to issue 1,939,234 common shares at a deemed price of C$0.20 per share to conclude a shares-for-debt settlement agreement with related parties for unpaid salaries of C$387,847 included in trade and other payables.

19. RECONCILIATION FROM CANADIAN GAAP TO IFRS

The Company’s accounting policies under IFRS differ from those followed under previous GAAP as described in note 3. These accounting policies have been applied for the three months ended March 31, 2011, as well as to the opening consolidated statement of financial position on the transition date, January 1, 2010, the comparative information for the three months ended March 31, 2010 and the comparative information for the year ended December 31, 2010.

On transition to IFRS on January 1, 2010, the Company used the IFRS mandatory exception for the retrospective application of certain IFRS whereby hindsight was not used to create or revise estimates and accordingly, the estimates previously made by the Company under GAAP are consistent with their application under IFRS.

The Company also applied the following exemptions to full retrospective application of IFRS in accordance with IFRS 1: • Business combinations

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

  The Company had the option to apply IFRS 3 Business Combinations eitherretrospectively for all business combinations from a particular pre-transition date electedby the Company or prospectively from the transition date of January 1, 2010. TheCompany has elected the latter option.
  Share-based payments
  The Company has elected not to apply IFRS 2 Share-based Payments to equityinstruments granted after November 7, 2002 that had not vested by the transition date.
  Borrowing costs
  The Company has applied the borrowing cost exemption in IFRS 1. It has applied therequirement of IAS 23 Borrowing Costs to borrowing costs relating to qualifying assets ona prospective basis from the date of transition to IFRS.
  Compound financial instruments
  The Company has elected to not separate two portions of equity for convertible notes forwhich the liability component is no longer outstanding at the date of transition to IFRS..
  Cumulative translation adjustment
  In accordance with IFRS 1, the Company elected to deem all foreign currency translationdifferences that arose prior to the transition date in respect of foreign operations and theCompany‘s share of associate‘s translation differences to be nil.

The remaining IFRS 1 exemptions were not applicable or material to the preparation of the Company’s consolidated statement of financial position at the date of transition on January 1, 2010.

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(a)	Reconciliation of consolidated statement of financial position on date of transition – January 1, 2010

		Effect of
		transition to
	GAAP	IFRS	IFRS

ASSETS
CURRENT
Cash and cash equivalents	$ 9,140	$ -	$ 9,140
Trade and other receivables	14,304	-	14,304
Prepaid expenses and deposits	275,479	-	275,479

	298,923	-	298,923

PROPERTY AND EQUIPMENT (Note 19(f)(i))	1,917,939	30,831	1,948,770
INTANGIBLE ASSETS	1,883,560	-	1,883,560

	3,801,499	30,831	3,832,330

	$ 4,100,422	$ 30,831	$ 4,131,253

LIABILITIES
CURRENT
Trade and other payables	$ 894,549	$ -	$ 894,549
Due to related parties	172,124	-	172,124
Due to investors	168,289	-	168,289
Convertible notes – current portion	1,379,275	-	1,379,275

	2,614,237	-	2,614,237

CONVERTIBLE NOTES	173,823	-	173,823

	2,788,060	-	2,788,060

SHAREHOLDERS’ EQUITY
Share capital	52,207,086	-	52,207,086
Contributed surplus (Note 19(f)(v))	17,147,498	(1,000,500)	16,146,998
Accumulated deficit (Note 19(f)(v))	(68,042,222)	1,031,331	(67,010,891)

	1,312,362	30,831	1,343,193

	$ 4,100,422	$ 30,831	$ 4,131,253

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(b) Reconciliation of consolidated statement of financial position – March 31, 2010

		Effect of
		transition to
	GAAP	IFRS	IFRS

ASSETS
CURRENT
Cash and cash equivalents	$ 113,794	$ -	$ 113,794
Trade and other receivables	7,608	-	7,608
Prepaid expenses and deposits	260,615	-	260,615

	382,017	-	382,017

PROPERTY AND EQUIPMENT (Note 19(f)(i))	1,868,495	8,513	1,877,008
INTANGIBLE ASSETS	1,837,116	-	1,837,116

	3,705,611	8,513	3,714,124

	$ 4,087,628	$ 8,513	$ 4,096,141

LIABILITIES
CURRENT
Trade and other payables	$ 606,711	$ -	$ 606,711
Due to related parties	161,608	-	161,608
Convertible notes – current portion	1,434,193	-	1,434,193

	2,202,512	-	2,202,512

CONVERTIBLE NOTES	179,038	-	179,038

	2,381,550	-	2,381,550

SHAREHOLDERS’ EQUITY
Share capital	52,532,052	-	52,532,052
Contributed surplus (Note 19(f)(v))	19,064,537	(1,137,420)	17,927,117
Cumulative translation adjustment (Note 19(f)(iii))	-	9,803	9,803
Accumulated deficit (Note 19(f)(v))	(69,890,511)	1,136,130	(68,754,381)

	1,706,078	8,513	1,714,591

	$ 4,087,628	$ 8,513	$ 4,096,141

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(c) Reconciliation of consolidated statement of financial position – December 31, 2010

		Effect of
		transition to
	GAAP	IFRS	IFRS

ASSETS
CURRENT
Cash and cash equivalents	$ 125,430	$ -	$ 125,430
Trade and other receivables	12,009	-	12,009
Prepaid expenses and deposits	183,790	-	183,790
Due from related parties	31,400	-	31,400

	352,629	-	352,629

PROPERTY AND EQUIPMENT (Note 19(f)(i))	1,775,065	(55,838)	1,719,227
INTANGIBLE ASSETS	3,388,790	-	3,388,790

	5,163,855	(55,838)	5,108,017

	$ 5,516,484	$ (55,838)	$ 5,460,646

LIABILITIES
CURRENT
Trade and other payables	$ 931,097	$ -	$ 931,097
Promissory note	51,662	-	51,662
Convertible notes – current portion	1,595,724	-	1,595,724

	2,578,483	-	2,578,483

CONVERTIBLE NOTES	194,683	-	194,683

	2,773,166	-	2,773,166

SHAREHOLDERS’ EQUITY
Share capital	55,267,218	-	55,267,218
Contributed surplus (Note 19(f)(v))	21,152,160	(1,192,306)	19,959,854
Cumulative translation adjustment (Note 19(f)(iii))	-	19,323	19,323
Accumulated deficit (Note 19(f)(v))	(73,676,060)	1,117,145	(72,558,915)

	2,743,318	(55,838)	2,687,480

	$ 5,516,484	$ (55,838)	$ 5,460,646

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(d)	Reconciliation of consolidated statement of loss and comprehensive loss – three months ended March 31, 2010:

		Effect of
		Transition to
	GAAP	IFRS	IFRS

OPERATING EXPENSES
Administrative	$ 440,983	$ -	$ 440,983
Stock-based compensation (Note 19(f)(ii))	1,233,848	(136,920)	1,096,928
Depreciation (Note 19(f)(i))	95,887	22,318	118,205
Development expenses	9,049	-	9,049

LOSS FROM OPERATIONS	1,779,767	(114,602)	1,665,165

FINANCE EXPENSE (Note 19(f)(iii))	68,522	9,803	78,325

NET LOSS AND
COMPREHENSIVE LOSS	$ 1,848,289	$ (104,799)	$ 1,743,490

Loss per share - basic and diluted	$ (0.01)	$ -	$ (0.01)

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(e)	Reconciliation of consolidated statement of loss and comprehensive loss – year ended December 31, 2010:

		Effect of
		Transition to
	GAAP	IFRS	IFRS

OPERATING EXPENSES
Administrative	$ 2,274,484	$ -	$ 2,274,484
Stock-based compensation (Note 19(f)(ii))	2,636,107	(184,192)	2,451,915
Depreciation (Note 19(f)(i))	389,712	86,669	476,381
Development expenses	67,637	-	67,637

LOSS FROM OPERATIONS	5,367,940	(97,523)	5,270,417

FINANCE EXPENSE (Note 19(f)(iii))	265,898	19,323	285,221

LOSS BEFORE TAXES	5,633,838	(78,200)	5,555,638

Deferred tax recovery (Note 19(f)(iv))	-	(7,614)	(7,614)

NET LOSS AND
COMPREHENSIVE LOSS	$ 5,633,838	$ (85,814)	$ 5,548,024

Loss per share - basic and diluted	$ (0.02)	$ (0.00)	$ (0.02)

(f)	Notes to reconciliations

	(i)	Property and equipment

Under GAAP, the Company followed the declining balance method of amortizing the upgraders. Under IFRS, the Company has elected to change the depreciation rate to straight line for 15 years. As a result, an adjustment was made to increase property and equipment by $30,831 as at January 31, 2010 with a corresponding decrease in deficit. During the three months ended March 31, 2010 and year ended December 31, 2010, depreciation expense increased by $22,318 and $86,669, respectively, with a corresponding decrease to property and equipment.

	(ii)	Share-based payments

Under GAAP, the Company accounted for share-based payments on a straight-line basis over the term of the vesting period. Under IFRS each tranche in an award is considered a separate grant with different vesting date and fair value. Each grant is separately accounted for using applicable assumptions for those specific dates and different fair values and accounted for using graded vesting recognition of expense. Under GAAP, forfeitures of awards are recognized as they occur. The calculation of stock-based compensation under IFRS reflects an estimate of the number of awards

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010 expected to vest, which is revised if subsequent information indicates that actual forfeitures are likely to differ from the estimate. As a result, the Company adjusted accumulated deficit by $8,290 on the transition date and stock-based compensation expense by $136,920 for the three months ended March 31, 2010 and $184,192 for the year ended December 31, 2010 and recognized the corresponding adjustments to contributed surplus.

(iii)	Cumulative translation adjustment

For the three months ended March 31, 2010 and the year ended December 31, 2010, the Company reclassified amounts under GAAP from translating the operations of Genoil USA from foreign exchange gain/loss in the condensed interim consolidated statement of loss to cumulative translation adjustment for $9,803 and $19,323, respectively, under IFRS.

(iv)	Deferred income tax

Under IFRS deferred income tax is substantially similar to GAAP and arises from differences between the accounting and tax bases of assets and liabilities. To the extent that assets and liabilities have changed from transition to IFRS, the amount of deferred income tax assets would be impacted, however, they are offset by a valuation allowance resulting in no financial statement impact.

Under IFRS, there is a deferred income tax effect on the equity component of convertible notes which was not recognized under GAAP. On the transition date, the Company reduced contributed surplus by $1,008,790 for the tax effect of the equity component of convertible notes outstanding on January 1, 2010, with a corresponding adjustment to accumulated deficit. An additional $7,614 was recognized in 2010 for the tax effect of the $30,455 fair value of the extension of warrants in October 2010 (Note 9).

GENOIL INC. Notes to Condensed Interim Consolidated Financial Statements (Unaudited) (in Canadian dollars) For the three months ended March 31, 2011 and 2010

(v) Reconciliations of contributed surplus and accumulated deficit

	January 1	March 31	December 31
	2010	2010	2010

Contributed surplus
GAAP	$ 17,147,498	$ 19,064,537	$ 21,152,160

Stock-based compensation
- Transition date	8,290	8,290	8,290
- Period expense	-	(136,920)	(184,192)
Tax effect of equity component
of convertible notes
- Transition date	(1,008,790)	(1,008,790)	(1,008,790)
- Period recovery	-	-	(7,614)

	(1,000,500)	(1,137,420)	(1,192,306)

IFRS	$ 16,146,998	$ 17,927,117	$ 19,959,854

Accumulated deficit
GAAP	$ (68,042,222)	$ (69,890,511)	$ (73,676,060)

Property and equipment
- Transition date	30,831	30,831	30,831
- Period expense	-	(22,318)	(86,669)
Stock-based compensation
- Transition date	(8,290)	(8,290)	(8,290)
- Period expense	-	136,920	184,192
Cumulative translation adjustment	-	(9,803)	(19,323)
Tax effect of equity component
of convertible notes
- Transition date	1,008,790	1,008,790	1,008,790
- Period recovery	-	-	7,614

	1,031,331	1,136,130	1,117,145

IFRS	$ (67,010,891)	$ (68,754,381)	$ (72,558,915)

(vi) Statements of cash flow

The adoption of IFRS had no significant impact on the Company’s statements of cash flow.